UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Amneal Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

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AMNEAL PHARMACEUTICALS, INC.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Dear Stockholders:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Amneal Pharmaceuticals, Inc., a Delaware corporation (“Amneal,” the “Company,” “we,” “us,” or “our”), to notify stockholders of the actions taken on October 10, 2019 by the Compensation Committee of the Company’s Board of Directors, and by written consent of certain stockholders holding a majority of the voting power of the issued and outstanding shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), of the Company, and Class B common stock, par value $0.01 per share, of the Company, voting together as a single class (the “Majority Stockholders”), approving a one-time stock option repricing (the “Option Repricing”).

Pursuant to the Option Repricing, the exercise price of each Relevant Option (as defined in the accompanying Information Statement) will be amended to reduce such exercise price to the closing price of a share of the Class A Common Stock as reported on the New York Stock Exchange (the “NYSE”) on the date on which the Option Repricing becomes effective. The Option Repricing will become effective on the 20th calendar day after the completion of the mailing to the Company’s stockholders of this Notice and Information Statement. The effective date is currently expected to be November 13, 2019. In the event that the 20th calendar day is not a trading day for the NYSE, the Option Repricing will become effective on the first NYSE trading day thereafter.

As the matters set forth in this Information Statement have been duly authorized and approved by the Majority Stockholders, your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders. You do not need to do anything in response to this Notice and the accompanying Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.

Sincerely,

David A. Buchen

Corporate Secretary

Bridgewater, New Jersey

October 21, 2019

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT, AND

YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT

General

Amneal Pharmaceuticals, Inc., a Delaware corporation (“Amneal,” the “Company,” “we,” “us,” or “our”), is sending you this Information Statement solely for the purpose of informing our stockholders as of the record date, October 10, 2019, of actions taken by our stockholders by less than unanimous written consent in lieu of a meeting of stockholders. No action is requested or required on your part.

This Information Statement is first being distributed to Amneal stockholders on or about October 23, 2019. The Company’s principal executive offices are located at 400 Crossing Boulevard, 3rd Floor, Bridgewater, New Jersey 08807, and the Company’s telephone number is 908-947-3120.

Safe Harbor Statement

Certain statements contained herein, regarding matters that are not historical facts, may be forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. The reader is cautioned not to rely on these forward-looking statements. These forward-looking statements are based on current expectations of future events. If the underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. These risks and uncertainties can be found in the Company’s most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as supplemented by any subsequently filed Quarterly Reports on Form 10-Q. Copies of these filings are available online at www.sec.gov, www.amneal.com or on request from the Company. Forward-looking statements included herein speak only as of the date hereof, and we undertake no obligation to revise or update such statements to reflect the occurrence of events or circumstances after the date hereof.

Summary of the Corporate Actions

On October 10, 2019, the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) approved, and the stockholders holding a majority of the voting power of the issued and outstanding shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), of the Company, and Class B common stock, par value $0.01 per share (“Class B Common Stock”), of the Company, voting together as a single class (the “Majority Stockholders”), took action by written consent to approve, a one-time stock option repricing (the “Option Repricing”) as described in more detail below. The Compensation Committee believes that the Option Repricing is in the best interests of stockholders and the Company, as the amended stock options will continue to retain and motivate key contributors of the Company, which is necessary for the Company’s future success and growth in the value of its shares.

Pursuant to the Option Repricing, the exercise price of each Relevant Option (as defined below) will be amended to reduce such exercise price to the closing price of a share of the Class A Common Stock as reported on the New York Stock Exchange (the “NYSE”) on the date on which the Option Repricing becomes effective. “Relevant Options” are all outstanding stock options as of October 10, 2019 (vested or unvested) granted between May 7, 2018 and July 15, 2019 to acquire shares of Class A Common Stock granted under the Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan (the “2018 Plan”) with an exercise price at or above $3.51 per share and held by all individuals employed by the Company on the effective date of the Option Repricing, but not including (1) members of the Board, (2) the co-Chief Executive Officers, and (3) employees who have notified the Company of their intended separation, and employees who have been notified by the Company of their anticipated termination date, in either case on or before the effective date of the Option Repricing. Legacy Impax (defined below) stock options that the Company assumed in connection with the Combination (defined below) also are not eligible for the Option Repricing. The Option Repricing will become effective on the 20th calendar day after the completion of the mailing to the Company’s stockholders of this Notice and Information Statement. The effective date is currently expected to be November 13, 2019. In the event that the 20th calendar day is not a trading day for the NYSE, the Option Repricing will become effective on the first NYSE trading day thereafter. Participation in the Option Repricing is not voluntary or discretionary. Accordingly, the exercise price of each Relevant Option will be automatically amended, without any action required by the holder thereof.

Our Class A Common Stock has traded on the NYSE under the symbol “AMRX” since the business combination of Amneal Pharmaceuticals LLC, a Delaware limited liability company, and Impax Laboratories, Inc., a Delaware corporation (“Impax”), was consummated on May 7, 2018 (the “Combination”). We have two classes of common stock outstanding: Class A Common Stock and Class B Common Stock. There is currently no established public trading market for our Class B Common Stock. The rights (including voting rights) of Class A Common Stock and Class B Common Stock are identical, except that Class B Common Stock has no economic rights. As a result of the Company’s mandatory conversion of all of the then-outstanding shares of Class B-1 common stock into shares of Class A Common Stock during the second quarter of 2019 (the “Conversion”), there are no longer any shares of Class B-1 common stock outstanding.

Voting and Vote Required

Stockholder approval is required for the Option Repricing under the listing rules of the NYSE (“NYSE Rules”) and the terms of the 2018 Plan. In accordance with the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Bylaws and NYSE Rules, the Option Repricing may be approved, without a meeting of stockholders, by the written consent of stockholders representing a majority of the voting power of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Such approval was received by the Company from the Majority Stockholders by written consent dated October 10, 2019. As of such date, the Company had

134,090,020 shares of Class A Common Stock and 165,004,323 shares of Class B Common Stock outstanding and entitled to vote. Each share of Class A Common Stock and Class B Common Stock is entitled to one vote per share. The written consent was executed by stockholders holding 18,321 shares of Class A Common Stock and 156,890,723 shares of Class B Common Stock, representing 52% of the voting power. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the Option Repricing by written consent, no further stockholder action is required, and the Company is not seeking consent, authorizations or proxies from you. The DGCL does not provide appraisal rights with respect to the Option Repricing.

Notice Pursuant to the Company’s Bylaws and Delaware General Corporation Law

Pursuant to Article 2, Section 10 of the Company’s Amended and Restated Bylaws and Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the required notice.

APPROVAL OF A ONE-TIME OPTION REPRICING PROGRAM

On October 10, 2019, the Compensation Committee approved, and the Majority Stockholders approved by written consent, the Option Repricing, under which all Relevant Options will be amended to reduce their exercise price, as described below.

Introduction

The Company maintains the 2018 Plan for the benefit of certain directors, officers and employees of the Company and its subsidiaries, as well as for others performing consulting or advisory services for the Company. The purpose of the 2018 Plan is to promote the success and enhance the value of the Company by linking the individual interests of the members of the Board, employees, and consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The 2018 Plan is further intended to provide the Company with flexibility in its ability to motivate, attract and retain the services of these individuals upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

The Company has granted stock options under the 2018 Plan consistent with the view that stock-based incentive compensation opportunities play a key role in the Company’s ability to recruit, motivate and retain qualified individuals. While the Company’s compensation packages generally include a number of different components, the Company believes that equity compensation is key to linking pay to performance as it encourages employees to work toward the Company’s success and aligns their interests with those of the Company’s stockholders by providing them with a means by which they can benefit from increasing the value of the Company’s stock.

Over the past year, the share price of the Class A Common Stock has declined significantly, and as of October 10, 2019, all of the Relevant Options had exercise prices at or above the recent closing prices of our Class A Common Stock on the NYSE. As of such date, the closing price of our Class A Common Stock was $2.89, whereas the weighted average exercise price of the Relevant Options was $13.21. Although the Company continues to believe that stock options are an important component of the Company’s compensation program, the underwater stock options may be perceived by their holders as having little or no incentive and retention effect due to the difference between the exercise prices and the current stock price.

The Compensation Committee believes that the Option Repricing, as designed, is in the best interests of stockholders and the Company, as the repriced stock options will restore the incentive and retentive benefit of the affected stock options, and reduce the need to grant replacement equity incentives, which would deplete the available share reserve under the 2018 Plan, or to grant replacement cash incentives, which could put an undue strain on the Company’s cash resources.

Summary of Material Terms of Option Repricing

Pursuant to the approved Option Repricing, the exercise price of each Relevant Option will be amended to reduce such exercise price to the closing price of a share of the Class A Common Stock as reported on the NYSE on the effective date of the Option Repricing. The Option Repricing will become effective on the 20th calendar day after the completion of the mailing to the Company’s stockholders of this Notice and Information Statement. The effective date is currently expected to be November 13, 2019. In the event that the 20th calendar day is not a trading day for the NYSE, the Option Repricing will become effective on the first NYSE trading day thereafter. Participation in the Option Repricing is not voluntary or discretionary. Accordingly, the exercise price of each outstanding stock option as of October 10, 2019 (vested or unvested) granted between May 7, 2018 and July 15, 2019 under the 2018 Plan with an exercise price at or above $3.51 per share and held by all individuals employed by the Company on the effective date of the Option Repricing, but not including (1) members of the Board, (2) the co-Chief Executive Officers, and (3) employees who have notified the Company of their intended separation, and employees who have been notified by the Company of their anticipated termination date, in either case on or before the effective date of the Option Repricing (i.e., Relevant Options), will be automatically amended as described above, without any action required by the holder thereof. Legacy Impax stock options that the Company assumed in connection with the Combination also are not eligible for the Option Repricing.

Excluding the legacy Impax stock options, as of October 10, 2019, an aggregate of 5,877,254 stock options with a weighted average exercise price of $13.50 were outstanding under the 2018 Plan and held by 296 employees and directors. Of these options, 3,698,410 (approximately 63%)—with a weighted average exercise price of $13.21 and held by 200 employees—are Relevant Options and eligible for amendment pursuant to the Option Repricing. Under the Option Repricing, the exercise price of a Relevant Option will not be amended in a manner that increases the exercise price above that in effect as of the date hereof. No additional stock options will be granted by the Company in connection with the Option Repricing.

Except for the reduction in the exercise price of the Relevant Options described above, all outstanding stock options under the 2018 Plan will continue to remain outstanding in accordance with all of the current terms and conditions set forth in the 2018 Plan and the applicable award agreements. As of the date of this Information Statement, the 2018 Plan is the only equity plan under which the Company has stock options outstanding (other than the legacy Impax stock options).

Accounting Treatment of the Option Repricing

Under Financial Accounting Standards Codification Topic 718, the Company will recognize any incremental compensation cost of the Relevant Options subject to the Option Repricing. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Relevant Options immediately following the Option Repricing over the fair value of the Relevant Options immediately prior to the Option Repricing. The Company does not expect that the Option Repricing will have a material impact on its statement of operations.

Certain U.S. Federal Income Tax Consequences

The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of the Option Repricing, based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the date of this Information Statement. It is not intended as tax guidance to participants in the 2018 Plan. This summary does not take into account certain circumstances that may change the income tax treatment of awards for individual participants, and it does not describe the consequences under any other federal tax law (such as employment taxes), state income tax consequences of any award or the taxation of awards in jurisdictions outside of the United States.

For income tax purposes, the repricing of an option is treated as a new option granted as of the effective date of the repricing. The grant of a stock option generally has no income tax consequences for a participant or the Company. Likewise, the exercise of an incentive stock option generally does not have income tax consequences for a participant or the Company, except that it may result in an item of adjustment for alternative minimum tax purposes for the participant. For purposes of applying Section 422(d) of the Code, which generally provides an incentive stock option may only become exercisable for the first time in a single calendar year to the extent of $100,000 (based on the fair market value of the Company’s common stock on the date of grant), the prior option and the repriced option shall be treated as two separate options, and the exercisability of both options shall be applied against the $100,000 annual limit. A participant usually recognizes ordinary income upon the exercise of a nonqualified stock option equal to the fair market value of the shares or cash payable (without regard to income or employment tax withholding) minus the exercise price, if applicable. We should generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option.

If a participant holds the shares acquired under an incentive stock option for the time specified in the Code (at least two years measured from the grant date and one year measured from the exercise date), any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss. If the shares are disposed of before the holding period is satisfied, the participant will recognize ordinary income equal to the lesser of (i) the amount realized upon the disposition, and (ii) the fair market value of such shares on the date of exercise minus the exercise price paid for the shares. Any ordinary income recognized by the participant on the disqualifying disposition of the shares generally entitles us to a deduction by us for federal income tax purposes. Any disposition of shares acquired under a nonqualified stock option will generally result only in capital gain or loss for the participant, which may be short- or long-term, depending upon the holding period for the shares. For a repriced option, the two-year holding period measured from the grant date is reset to the effective date of the repricing.

Except as explained below, the Company generally is entitled to a deduction equal to the amount included in the ordinary income of participants and does not receive a deduction for amounts that are taxable to participants as capital gain. The Code denies publicly held corporations a deduction for compensation that is in excess of $1,000,000 paid to the corporation’s chief executive officer, chief financial officer and to any of its three other most highly compensated executive officers.

Section 409A of the Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of U.S. federal income tax purposes along with an additional tax equal to 20% of the amount included in U.S. federal income, and interest on deemed underpayments in certain circumstances. While certain awards under the 2018 Plan could be subject to Section 409A, the 2018 Plan and awards are intended to comply with the requirements of Section 409A, where applicable.

New Plan Benefits

The following table summarizes the outstanding stock options eligible for the Option Repricing (i.e., Relevant Options) held by our Co-Chief Executive Officers, Chief Financial Officer, each of the named executive officers (as defined in the Company’s proxy statement for the 2019 annual meeting of stockholders (the “2019 Proxy Statement”), which was filed with the Securities and Exchange Commission (“SEC”) on March 22, 2019), all current executive officers as a group, all current non-employee directors as a group and all other employees, respectively.

Name and Position	Number of Shares Underlying Options Eligible for Options Repricing	Weighted Average Exercise Price of Options Eligible for the Option Repricing ($)
Current Officers
Chirag Patel, President, Co-CEO & Director	0	—
Chintu Patel, Co-CEO & Director	0	—
Andrew Boyer, Executive Vice President, Commercial Operations	373,033	14.60
Todd P. Branning, Senior Vice President & CFO	163,666	12.44
Nikita Shah, Senior Vice President, Chief Human Resources Officer	168,186	14.15
All current executive officers as a group	1,021,890	13.91
All current non-employee directors as a group	0	—
All other employees as a group	2,676,520	12.94
Former Officers
Paul Bisaro, Former Executive Chairman	0	—
Sheldon Hirt, Former Senior Vice President & General Counsel	0	—
Bryan Reasons, Former Senior Vice President & CFO	0	—
Robert A. Stewart, Former President, CEO & Director	0	—

The Company will not grant any additional stock options or other awards in connection with the Option Repricing. The Compensation Committee will determine the terms and number of stock options or other awards to be granted in the future under the 2018 Plan in its discretion. Since no determinations regarding awards or grants to be granted in the future have yet been made, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible employees or non-employee directors cannot be determined at this time.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2018, relating to the 2018 Plan, which was approved by the Company’s stockholders and which authorizes the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards (“RSUs”), other stock or cash based awards and dividend equivalent awards to employees, non-employee directors and consultants.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,145,205(1)	17.73(2)	18,292,841
Equity compensation plans not approved by security holders	—	—	—
Total	7,145,205	17.73	18,292,841

(1) Equity compensation plans approved by security holders which are included in column (a) of the table are the 2018 Plan (including 3,376,535 shares of Class A Common Stock to be issued for options and 1,330,624 shares of Class A Common Stock to be issued for RSUs subject to continued employment) and 2,438,046 of options remaining from the Impax option conversion associated with the Combination on May 4, 2018. RSUs included in column (a) of the table represent the full number of RSUs awarded and outstanding whereas the number of shares of Class A Common Stock to be issued upon vesting will be lower than what is reflected on the table because the value of shares required to meet employee tax withholding requirements is not issued.

(2) Column (b) relates to stock options and does not include any exercise price for RSUs because an RSU’s value is dependent upon attainment of continued employment or service and they are settled for shares of Common Stock on a one-for-one basis.

Interest of Certain Persons in Matters Acted Upon

The following table sets forth certain information as of October 10, 2019 about the outstanding options granted under the 2018 Plan held by each listed individual who was or has been an executive officer or director of the Company since the Combination. Other than as set forth in the table, none of our officers or directors, nor any of their associates, has any interest in the actions approved by the Majority Stockholders and described in this Information Statement except in their capacity as holders of our Class A or Class B Common Stock (which interest does not differ from that of the other holders of our Common Stock).

As of October 10, 2019, our current non-employee directors (7 persons) and executive officers (8 persons) as a group held unexercised stock options to purchase an aggregate of 1,788,487 shares of our Class A Common Stock under the 2018 Plan, which represented approximately 30% of the shares subject to all outstanding options under the 2018 Plan. None of the Company’s co-Chief Executive Officers, executive officers named in the 2019 Proxy

Statement (other than Andrew Boyer and Nikita Shah) or directors, and none of the members of the Amneal Group (see “Security Ownership of Certain Beneficial Owners and Management” below), are eligible to participate in the Option Repricing.

Name	Title	Number of Options Outstanding	Percentage of Total Outstanding Options(1)	Number of Relevant Options Outstanding	Percentage of Total Relevant Options Outstanding(2)
Current Officers
Chirag Patel(3)	President, Co-CEO & Director	53,021	1%	0	—
Chintu Patel(3)	Co-CEO & Director	53,021	1%	0	—
Andrew S. Boyer	EVP, Commercial Operations	373,033	6%	373,033	10%
Pradeep Bhadauria	SVP, Chief Scientific Officer	153,846	3%	153,846	4%
Todd P. Branning	Senior Vice President & CFO	163,666	3%	163,666	4%
David A. Buchen	SVP, Chief Legal Officer & Secretary	227,273	4%	0	—
Nikita Shah	SVP, Chief Human Resources Officer	168,186	3%	168,186	5%
Joseph Todisco	SVP, Specialty Commercial	163,159	3%	163,159	4%
Former Officers
Paul Bisaro(4)	Executive Chairman	102,179	2%	0	—
Sheldon Hirt	SVP, General Counsel & Secretary	0	—	0	—
Bryan Reasons(4)	SVP & CFO	0	—	0	—
Robert A. Stewart	President, CEO & Director	1,083,411	18%	0	—
Directors
Current & former non-employee directors as a group(4)		508,213	9%	0	—

(1) Determined by dividing the number of stock options held by the individual or group, as applicable, by 5,877,254, which is the total number of outstanding stock options as of the date of the table (excluding the legacy Impax stock options).

(2) Determined by dividing the number of stock options held by the individual or group, as applicable, that are eligible for the Option Repricing by 3,698,410, which is the total number of outstanding stock options that as of the date of the table are eligible for the Option Repricing.

(3) On August 3, 2019, the Board appointed Messrs. Chirag Patel and Chintu Patel as Co-Chief Executive Officers and Chirag Patel as President. In connection with their service in these roles, Messrs. Patel requested and the Board approved that they both receive an annual salary of $1.00. In addition, neither receive any annual incentive compensation or any long-term incentive compensation. While Messrs. Patel continue to serve as directors, they are no longer entitled to any separate compensation in respect of their service on the Board.

(4) Messrs. Bisaro, Reasons and our non-employee directors as a group additionally hold 850,000, 273,827 and 221,526 legacy Impax stock options, respectively, which are not eligible for the Option Repricing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth certain information as of September 30, 2019, with respect to the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock, and shows the number of and percentage owned by:

●	each person or entity our Company believes to be the beneficial owner of more than five percent of any class of our common stock based solely on management’s review of SEC filings;
●	each executive officer named in the Summary Compensation Table;
●	each director; and
●	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of stock held by such person. As of September 30, 2019, 134,090,020 shares of Class A Common Stock and 165,004,323 shares of Class B Common Stock were outstanding. No shares of Class B-1 Common Stock were outstanding due to the Conversion.

	Officers and Directors
	Class A					Class B		All Common
Name(1)	Shares	Options(2)	RSUs(2)	Total	% of Class	Shares	% of Class	% of All Classes
Emily Peterson Alva	6,107	24,977	0	31,084	*	—	—	*
Paul Bisaro	29,454	952,180	0	981,634	*	—	—	*
Andrew Boyer	95,968	68,120	0	164,088	*	—	—	*
Todd Branning	0	0	0	0	*	—	—	*
J. Kevin Buchi	17,408	53,353	0	70,761	*	—	—	*
Jean Selden Greene	6,107	24,977	0	31,084	*	—	—	*
Sheldon V. Hirt	34,993	0	0	34,993	*	—	—	*
Paul Meister	0	0	0	0	*	—	—	*
Ted Nark	56,107	24,977	0	81,084	*	—	—	*
Chintu Patel	6,107	24,977	0	31,084	*	24,753,252	15.00%	8.29%
Chirag Patel	6,107	24,977	0	31,084	*	21,269,420	12.89%	7.12%
Gautam Patel	6,107	24,977	0	31,084	*	30,384,769	18.41%	10.17%
Bryan M. Reasons	82,986	273,827	0	356,813	*	—	—	*
Nikita Shah	169,111	18,165	0	187,276	*	—	—	*
Robert A. Stewart	78,668	170,300	0	248,968	*	—	—	*
Peter R. Terreri	76,299	106,927	0	183,226	*	—	—	*
All Current Directors and Executive Officers as a Group (15 Persons)	689,518	414,593	0	1,104,111	*	76,407,441	46.31%	25.92%

	Amneal Group
	Class A		Class B		All Common
Name(1)	Shares(2)	% of Class	Shares	% of Class	% of Class
Tushar Patel(3)	—	—	53,578,209	32.47%	17.91%
Gautam Patel(4)	31,084	*	30,384,769	18.41%	10.17%
Dipan Patel(5)	—	—	26,905,073	16.31%	9.00%
Chintu Patel(6)	31,084	*	24,753,252	15.00%	8.29%
Chirag Patel(7)	31,084	*	21,269,420	12.89%	7.12%
Other Members of the Amneal Group	n/a(8)	n/a(8)	8,113,600	4.92%	2.71%
	93,252	*	165,004,323	100%	55.17%

	Certain Other Beneficial Owners
	Class A		Class B		All Common
Name	Shares	% of Class	Shares	% of Class	% of Class
Funds affiliated with Fosun International Limited(9)	18,407,656	13.73%	—	—	6.15%
T. Rowe Price Associates, Inc.(10)	13,069,855	9.75%	—	—	4.37%
Funds affiliated with TPG Global, LLC(11)	16,213,367	12.09%	—	—	5.42%
Wellington Management Company LLP and affiliated or advised entities(12)	16,022,533	11.95%	—	—	5.36%
The Vanguard Group, Inc. and affiliated or advised entities(13)	9,105,062	6.79%	—	—	3.04%
FMR LLC and affiliated or advised entities(14)	7,310,823	5.45%	—	—	2.44%
Vanguard Specialized Funds–Vanguard Health Care Fund(15)	7,242,047	5.40%	—	—	2.42%
BlackRock, Inc. and affiliated or advised entities(16)	6,053,727	4.51%	—	—	2.02%

*	Less than 1%.
(1)	Unless otherwise noted, the address for each beneficial owner listed on the table is Amneal Pharmaceuticals, Inc., 400 Crossing Boulevard, Bridgewater, NJ 08807.
(2)	Column includes shares underlying exercisable stock options and stock options and restricted stock unit awards that will vest within 60 days of September 30, 2019.
(3)

c/o Tarsadia Investments, LLC, 520 Newport Center Drive, Twenty-First Floor, Newport Beach, CA 92660. Tushar Patel may be deemed to beneficially own 53,578,209 shares of Class B Common Stock held of record by Tushar Patel Family Trust. The Tushar Patel Family Trust pledged to JPMorgan Chase Bank, N.A. 53,578,209 common units (including the shares of Class A Common Stock issued upon any redemption thereof) and the 53,578,209 shares of Class B Common Stock associated therewith to secure the obligations of those certain borrowers to the Second Amended and Restated Line of Credit Note dated May 31, 2019. Information with respect to this pledge is taken from the Schedule 13D/A filed on August 26, 2019.

(4)

Gautam Patel may be deemed to beneficially own 30,384,769 shares of Class B Common Stock held of record by Falcon Trust, T-Twelve Legacy Trust, Puja Patel Trust, Ishani Patel Trust, Niam Patel Trust and Mayur Patel Legacy Trust. Mr. Patel does not have a pecuniary interest in these shares of Class B Common Stock. The Falcon Trust pledged to Credit Suisse AG 15,221,537 common units (including the shares of Class A Common Stock issued upon any redemption thereof) and the 15,221,537 shares of Class B Common Stock associated therewith to secure the Falcon Trust’s obligations under that certain Promissory Note and Collateral Agreement dated May 15, 2019. The T-Twelve Trust pledged to Morgan Stanley Private Bank, National Association 12,887,433 common units (including the shares of Class A Common Stock issued upon any redemption thereof) and the 12,887,433 shares of Class B Common Stock associated therewith to secure the T-Twelve Trust’s obligations under that certain Line of Credit Agreement dated May 13, 2019. Information with respect to these pledges is taken from the Schedule 13D/A filed on August 26, 2019.

(5)

c/o Buckhead America Hospitality, 2855 Springhill Parkway, Smyrna, GA 30080. Dipan Patel may be deemed to beneficially own 26,905,073 shares of Class B Common Stock held of record by Dipan Patel Living Trust, AP-1 Trust, AP-2 Trust, AP-3 Trust, AP-5 Trust, AP-7 Trust, and AP-9 Trust.

(6)	Chintu Patel may be deemed to beneficially own 24,753,252 shares of Class B Common Stock held of record by The Chintu Patel Revocable Trust and The Falguni Patel Revocable Trust.
(7)

Chirag Patel may be deemed to beneficially own 21,269,420 shares of Class B Common Stock held of record by The Chirag Patel Revocable Trust and The Priti Patel Revocable Trust. Mr. Patel has pledged to Credit Suisse AG 21,269,420 common units (including the shares of Class A Common Stock issued upon any redemption thereof) and 21,269,420 shares of Class B Common Stock associated therewith to secure the obligations of those certain borrowers to the Promissory Note and Collateral Agreement dated June 10, 2019. Information with respect to this pledge is taken from the Schedule 13D/A filed on September 11, 2019.

(8)

The Amneal Group holds 100% of our outstanding Class B Common Stock. Certain members of the Amneal Group may also hold Class A Common Stock. Messrs. Chintu Patel, Chirag Patel and Gautam Patel are members of the Amneal Group and also members of our Board, and their shares are reported in the “Officers and Directors” table above. Shares of Class A Common Stock held by members of the Amneal Group other than Messrs. Chintu Patel, Chirag Patel, Gautam Patel, Dipan Patel and Tushar Patel are not reported in this table.

(9)

Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong. Shares reported includes 16,438,356 shares acquired by the beneficial owner in connection with its PIPE investment and 3,854,995 shares the beneficial owners received upon the conversion of Impax common stock in connection with the Combination.

(10)

c/o T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202. As reported in the Schedule 13G/A filed jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Mid-cap Growth Fund, Inc. on September 10, 2019. T. Rowe Price Associates, Inc. has the sole power to vote or direct the vote of 4,732,326 shares and the sole power to dispose or direct the disposition of 13,069,855 shares, and T. Rowe Price Mid-cap Growth Fund, Inc. has the sole power to vote or direct the vote of 6,000,000 shares.

(11)

c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. As reported in the Schedule 13G/A filed jointly by TPG Group Holdings (SBS) Advisors, Inc., David Bonderman and James G. Coulter on July 19, 2019. The reporting persons have the shared power to vote or direct the vote and the shared power to dispose or direct the disposition of the 16,213,367 shares.

(12)

c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of the shares indicated in the table. As reported in the Schedule 13G/A filed by Wellington Management Group LLP on February 14, 2019. Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP have the shared power to vote or direct the vote of 6,316,095 shares and the shared power to dispose or direct the disposition of 16,022,533 shares. Wellington Management Company LLP has the shared power to vote or direct the vote of 5,583,535 shares and the shared power to dispose or direct the disposition of 14,216,984 shares.

(13)

c/o Vanguard Specialized Funds – Vanguard Health Care Fund, 100 Vanguard Boulevard, Malvern, PA 19355. As reported in the Schedule 13G filed by The Vanguard Group on February 11, 2019. The Vanguard Group has the sole power to vote or direct the vote of 174,182 shares, the shared power to vote or direct the vote of 10,300 shares, the sole power to dispose or direct the disposition of 8,924,466 shares and the shared power to dispose or direct the disposition of 180,596 shares.

(14)

c/o FMR LLC, 245 Summer Street, Boston, MA 02210. As reported in the Schedule 13G filed by FMR LLC on February 13, 2019. FMR LLC has the sole power to vote or direct the vote of 446,389 shares and the sole power to dispose or direct the disposition of 7,310,823 shares.

(15)

c/o Vanguard Specialized Funds – Vanguard Health Care Fund, 100 Vanguard Boulevard, Malvern, PA 19355. As reported in the Schedule 13G filed by Vanguard Specialized Funds on January 31, 2019. Vanguard Specialized Funds has the sole power to vote or direct the vote of 7,242,047 shares.

(16)

c/o BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. As reported in the Schedule 13G filed by BlackRock, Inc. on February 7, 2019. BlackRock, Inc. has the sole power to vote or direct the vote of 5,883,029 shares and the sole power to dispose or direct the disposition of 6,053,727 shares.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock.

EXECUTIVE COMPENSATION

All of the information contained in the sections below generally relates to 2018 compensation and was included in the 2019 Proxy Statement. In 2019, there have been several developments that you should keep in mind when reading the following sections:

●

As disclosed in a Form 8-K filed with the SEC on August 5, 2019, the Company named Chirag and Chintu Patel, co-founders of the Company and Co-Chairmen of the Board, as Co-Chief Executive Officers, appointed Chirag Patel as President, and appointed Paul M. Meister, Chief Executive Officer of Liberty Lane Partners, LLC, to the Board and as the Board’s independent Chairman.

In connection with their service in these roles, Messrs. Patel requested and the Board approved that they both receive an annual salary of $1.00. In addition, neither will receive any annual incentive compensation or any long-term incentive compensation. Messrs. Patel also resigned as Co-Chairmen of the Board. Messrs. Patel are eligible to participate in the Company’s health and welfare benefits offered to all full-time employees, but will no longer be entitled to any separate compensation in respect of their service on the Board. Mr. Meister participates in all non-employee director compensation and benefit programs in which the Company’s other non-employee directors participate pursuant to the Company’s Non-Employee Director Compensation Policy, as described below, including an initial award of stock options with a target fair value of $184,250 and an initial award of restricted stock units with a target fair value of $90,750, each as of the date of appointment to the Board.

The leadership transition follows the resignations of Robert Stewart from his positions as President and Chief Executive Officer and as a director, Paul M. Bisaro from his position as Executive Chairman and as a director and each of Robert L. Burr, Dharmendra “DJ” Rama and Janet S. Vergis as directors. In connection with Mr. Stewart’s resignation, which was treated as a termination of employment by the Company without cause, Mr. Stewart became entitled to certain salary continuation and other severance benefits in accordance with the terms of his employment agreement. In consideration for Mr. Stewart providing transition services to the Company through November 2, 2019 and for extending the non-solicitation and non-competition provisions of Mr. Stewart’s employment agreement, Mr. Stewart will be eligible to receive an additional $1,000,000 payable in monthly installments during the 24-month period following his termination. In connection with Mr. Bisaro’s resignation, the Board waived the requirement under Mr. Bisaro’s employment agreement that Mr. Bisaro provide written notice to the Board at least 60 days prior to the effective date of his resignation without good reason. As a result, Mr. Bisaro’s resignation was immediately effective.

●

As disclosed in a Form 8-K filed with the SEC on May 7, 2019, the Compensation Committee adopted the Amneal Pharmaceuticals LLC 2019 Severance Plan (the “Severance Plan”), which provides specified cash and in-kind severance benefits to all of the Company’s executive officers in the event of their involuntary termination of employment under specified circumstances; provided, however, that if an executive officer is party to an employment agreement that provides for greater severance benefits, the executive officer will not be eligible for the severance payments under the Severance Plan.

●

As disclosed in a Form 8-K filed with the SEC on January 24, 2019, the Board appointed Todd P. Branning as Senior Vice President and Chief Financial Officer, and the Company and Mr. Branning entered into an employment agreement that provides Mr. Branning with, among other things: (1) a base salary of $530,000; (2) a target annual bonus opportunity equal to 50% of base salary; (3) sign-on awards of restricted stock units and stock options, each with a grant date fair value equal to $1,000,000 and a four-year vesting period; and (4) severance and change in control benefits in connection with specified circumstances.

Compensation Discussion and Analysis

Introduction

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2018 to the following executive officers:

2018 NAMED EXECUTIVE OFFICERS
Name	Position
Robert A. Stewart(1)	Former President and Chief Executive Officer
Bryan Reasons(2)	Former Senior Vice President and Chief Financial Officer
Paul Bisaro(3)	Executive Chairman, former Chief Executive Officer
Andrew Boyer(4)	Executive Vice President, Commercial Operations
Sheldon Hirt(5)	Former Senior Vice President, General Counsel and Corporate Secretary
Nikita Shah(6)	Senior Vice President, Chief Human Resources Officer
(1)	Mr. Stewart was hired by Amneal in January 2018 in anticipation of the Combination and assumed his role as President and Chief Executive Officer of the Company upon the completion of the Combination.
(2)

Mr. Reasons had been the Chief Financial Officer of Impax prior to the Combination and became the Chief Financial Officer of the Company upon its formation in October 2017, at which point the Company was a subsidiary of Impax. Mr. Reasons continued in his role as Senior Vice President and Chief Financial Officer of the Company upon the completion of the Combination. Mr. Reasons stepped down from his position as Chief Financial Officer as of January 22, 2019, and left the Company on February 28, 2019.

(3)

Mr. Bisaro had been the Chief Executive Officer of Impax prior to the Combination and became the Chief Executive Officer of the Company upon its formation in October 2017, at which point the Company was a subsidiary of Impax. Upon the completion of the Combination, Mr. Bisaro assumed his role as Executive Chairman of the Company.

(4)

Mr. Boyer was hired by Amneal in February 2018 in anticipation of the Combination and assumed his role as Executive Vice President, Commercial Operations of the Company upon the completion of the Combination.

(5)

Mr. Hirt had been the Senior Vice President, General Counsel and Corporate Secretary of Amneal prior to the Combination and assumed his role as Senior Vice President, General Counsel and Corporate Secretary of the Company upon the completion of the Combination. Mr. Hirt left the Company on January 31, 2019.

(6)

Ms. Shah had been the Senior Vice President, Corporate Affairs & Human Resources of Amneal prior to the Combination and assumed her role as Senior Vice President, Chief Human Resources Officer of the Company upon the completion of the Combination.

Throughout this Information Statement we refer to these individuals as our “named executive officers.” The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

The primary objective of our executive compensation program is to provide compensation designed to:

●	attract, motivate and retain executive officers of outstanding ability and potential;
●	reinforce the execution of our business strategy and the achievement of our business objectives; and
●	align the interests of our executive officers with the interests of our stockholders, with the ultimate objective of increasing stockholder value.

The Compensation Committee aims to provide incentives for superior performance in a given year and over a sustained period by paying fair, reasonable and competitive compensation, and by basing a significant portion of our total compensation package upon achieving that performance (i.e., “pay for performance”).

We also aim for simplicity in our compensation program so that it is easy for our employees and our stockholders to understand the various components of our compensation program and the incentives designed to drive Company performance. The three key components of our executive compensation program are base salary, annual cash performance based incentive and equity-based long-term incentive awards.

Although our compensation program has only been in place since May 2018, when we completed the Combination and became a new publicly traded company, we believe that the compensation program has been instrumental in helping the Company achieve financial and strategic goals.

Role of the Compensation Committee

The Compensation Committee of our Board is responsible for setting and administering the policies that govern salary, annual and long-term incentive programs and other compensation and benefits for our executive officers. With respect to the compensation of our Executive Chairman and Chief Executive Officer, the Compensation Committee makes recommendations to the Board, which makes decisions on the basis of those recommendations. The Compensation

Committee oversees various executive and employee compensation plans and programs, and it has responsibility for continually monitoring these plans and programs to confirm that they adhere to our compensation philosophy and objectives. Our Compensation Committee determines the appropriate compensation levels of executives, evaluates officer and director compensation plans, policies and programs, and reviews benefit plans for officers. Our Compensation Committee believes that the total compensation paid to our named executive officers should be fair, reasonable and competitive, and that a significant portion of the total compensation should be tied to our Company’s annual and long-term performance.

The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee, and believes that it is important to do so from time to time. See “Peer Group Surveys and the Role of Our Compensation Consultant” below.

Role of our Chief Executive Officer in Compensation Decisions

Regarding most compensation matters, including executive compensation and our annual and long-term incentive plans, our Chief Executive Officer provides recommendations to the Compensation Committee. The Compensation Committee, however, does not delegate any of its functions to others in setting compensation for our named executive officers and directors.

The Compensation Committee makes all compensation decisions for the named executive officers other than our Executive Chairman and Chief Executive Officer, for whom the Board makes compensation decisions with the advice of the Compensation Committee. The Compensation Committee annually evaluates the performance of, and evaluates the compensation of, our Executive Chairman and Chief Executive Officer based upon a combination of the achievement of corporate goals and individual performance. As part of its performance review process, the Compensation Committee solicits the input of the full Board. Our Chief Executive Officer annually reviews the performance of the other executive officers, other than our Executive Chairman. Our Chief Executive Officer makes recommendations on the basis of these reviews, including with respect to salary adjustments and incentive plan award amounts for the other executive officers, other than our Executive Chairman, and he presents his conclusions and recommendations to the Compensation Committee. The Compensation Committee then exercises its judgment to make final compensation determinations. Neither the Executive Chairman nor Chief Executive Officer participates in the decision making regarding his own compensation and neither is present when his compensation is discussed. Our Compensation Committee reports the compensation decisions it has made with respect to our executive officers other than our Executive Chairman and Chief Executive Officer to the Board. With respect to the compensation of our Executive Chairman and Chief Executive Officer, the Compensation Committee makes recommendations to the Board, and the Board makes compensation decisions.

Peer Group Surveys and the Role of Our Compensation Consultant

Our Compensation Committee does not rely solely on surveys of compensation paid to similar executives in order to determine annual and long-term compensation for our named executive officers. However, in light of the compensation objectives described above, the Compensation Committee does from time to time review peer group surveys as an independent measure to confirm that the compensation being set is fair, reasonable and competitive.

During fiscal 2018, the Compensation Committee engaged Radford, a business unit of Aon Plc, an independent executive compensation consulting firm, to prepare a peer group compensation survey based upon publicly available information prior to setting fiscal 2018 compensation for our executive officers. Radford’s services to us are limited to advising the Compensation Committee with respect to executive compensation and non-employee director compensation. The Compensation Committee reviews and evaluates the independence of its consultant each year and has the final authority to hire and terminate the consultant. In considering Radford’s independence, the Compensation Committee reviewed various factors relating to Radford and the individuals actually providing services to the Company, including those factors required by the SEC and the New York Stock Exchange. Based on a review of these factors, the Compensation Committee has determined that Radford is independent and that Radford’s engagement presented no conflicts of interest for 2018.

The peer group in 2018 consisted of 15 publicly traded pharmaceutical companies with revenues of $730 million to $6.5 billion and market capitalizations of $2 billion to $18.5 billion. The companies comprising our peer group are set forth below.

• Akorn, Inc.	• Lannett Company, Inc.
• Alkermes plc	• Mallinckrodt plc
• Catalent, Inc.	• Mylan N.V.
• BioMarin Pharmaceutical Inc.	• Perrigo Company plc
• Emergent BioSolutions Inc.	• Prestige Consumer Healthcare Inc.
• Endo International plc	• Teva Pharmaceutical Industries Ltd.
• Horizon Pharma plc	• United Therapeutics Corporation
• Jazz Pharmaceuticals plc

Components of Executive Compensation

Consistent with its pay for performance philosophy, the Compensation Committee believes that it is important to place at risk a greater percentage of executives’ and senior managers’ compensation than that of non-executives and non-senior managers by tying executives’ and senior managers’ compensation directly to the performance of the Company. Accordingly, as set forth in the charts below, a significant portion of executive compensation consists of annual and long-term incentives linked to the Company’s financial performance and/or the performance of the Company’s stock.

Base Salaries

We have entered into employment agreements with all of our named executive officers other than Mr. Hirt and Ms. Shah. For each of the named executive officers, including our Chief Executive Officer, the executive officer’s base salary is subject to annual increase at the discretion of the Compensation Committee or Board. Base salaries for our named executive officers reflect the scope and nature of each officer’s responsibilities. Adjustments to base salary are based upon the named executive officer’s past performance, expected future contributions, changes in responsibilities and internal pay equity. As discussed above, the Compensation Committee also from time to time reviews peer group surveys as an independent measure to confirm that any adjustments are fair, reasonable and competitive. The 2018 base salaries for Messrs. Stewart, Bisaro and Boyer were negotiated in connection with the employment agreements that were entered into in anticipation of the Combination. The 2018 base salaries for Messrs. Reasons and Hirt and Ms. Shah were unchanged from the base salaries they earned as pre-Combination employees of Impax (for Mr. Reasons) and Amneal (for Mr. Hirt and Ms. Shah).

The 2018 base salaries of our named executive officers are set forth below.

Name	2018 Base Salary
Robert A. Stewart	$1,000,000
Bryan Reasons	$529,461
Paul Bisaro	$750,000
Andrew Boyer	$650,000
Sheldon Hirt	$422,300
Nikita Shah	$387,845

Annual and Long-Term Incentive Awards

In order to align the interests of our stockholders with our compensation plans, we tie significant portions of our named executive officers’ compensation to our annual and long-term financial, operating and stock price performance through annual cash and long-term equity incentives. The Compensation Committee’s philosophy is that named executive officers should expect the level of their compensation to vary with performance, with compensation increasing when performance exceeds our internal targets and budgets and compensation decreasing when performance falls below these expectations.

Annual Performance-Based Cash Incentive Compensation

The Compensation Committee believes that, in order to reward performance and overall Company success, a portion of an executive officer’s compensation should be tied to the achievement of the Company’s goals and that individual’s performance goals in the form of an annual cash incentive payment. The cash incentive payment is calculated as set forth below.

Annual Incentive Target Amount	x	Company Performance Achievement Level	x	Individual Performance Modifier	=	Incentive Payment

Targets vary based on level and are expressed as a percentage of base salary		2018 Company performance is measured based on achievement against adjusted EBITDA goal, up to 150% of target		Incentive payouts may be adjusted up or down (0%-150%) based on individual performance

The Compensation Committee has chosen combined adjusted EBITDA (which we define as net income before net interest expense, income taxes, depreciation and amortization (EBITDA), as adjusted for certain other items described in our SEC filings, including stock-based compensation expense, acquisition and site closure expenses, restructuring and asset-related charges, loss on extinguishment of debt, inventory related charges, litigation, settlements and related charges, losses or gains on sales of assets, asset impairment charges, amortization of upfront payments, royalty expenses, foreign exchange losses or gains, loss on sale of international operations, R&D milestone payments, and change in value of contingent consideration), calculated on a combined basis to include the results of acquisitions during the year as if the transaction closing dates had occurred on the first day of 2018, as the target performance objective for the payment of awards under our annual cash incentive plan.

The Compensation Committee has selected adjusted EBITDA as the performance measure for the annual cash incentive plan because adjusted EBITDA growth most closely reflects our operating performance and is a key metric for driving the long-term strategic direction that the Board has set for our Company. Further, adjusted EBITDA growth is highly correlated to or reflective of our Company’s financial and operational improvements, ability to generate cash flow from operations, growth and return to stockholders. We believe that EBITDA, as adjusted, is helpful in assessing the overall performance of our business, and is helpful in highlighting trends in our overall business because the items excluded in calculating adjusted EBITDA have little or no bearing on our day-to-day operating performance. We also believe that Adjusted EBITDA is an important non-GAAP valuation tool that potential investors use to measure our profitability against other companies in our industry.

Our adjusted EBITDA target for a given year is determined by the Compensation Committee based upon recommendations from and discussions with management, a review of current economic conditions and recent acquisition activity, and aligns with our external targets. Factors used by the Compensation Committee in setting adjusted EBITDA targets include, among others, the following:

●	reasonable growth expectations taking into account a variety of circumstances faced by our Company;
●	market conditions, including the related impact on cost and our ability to offset any cost increases with pricing increases or other cost savings measures; and
●	prior fiscal year adjusted EBITDA.

Adjusted EBITDA is not a term defined under U.S. generally accepted accounting principles (“GAAP”).

After the Compensation Committee reviews the final full year financial results of our Company, the Compensation Committee approves annual cash incentive payouts for the prior year. Annual cash incentive awards are generally paid in March.

No annual cash incentive payments are made unless the threshold adjusted EBITDA target has been achieved. Adjusted EBITDA targets under the annual cash incentive plan may be reset periodically within a fiscal year by the Compensation Committee to take into account acquisitions, divestitures and other unplanned events. No such adjustments were made for 2018. Subject to the provisions of an applicable employment agreement, executives generally must be employed on the last day of a plan year to receive an annual cash incentive award. The Compensation Committee may, however, at its discretion, prorate awards in the event of certain circumstances such as the executive’s promotion, demotion, death or retirement.

The Company performance component of the annual award each executive is eligible to receive is based upon a percentage of the executive’s annualized base salary, with such percentage varying depending upon the level of adjusted EBITDA as compared to threshold, target and maximum adjusted EBITDA performance objectives as set forth in the table below.

	Company Performance Component of Annual Bonus Award as a Percentage of Base Salary

Name	Threshold	Target	Maximum
Robert A. Stewart	50%	100%	150%
Bryan Reasons	30%	60%	90%
Paul Bisaro	50%	100%	150%
Andrew Boyer	40%	80%	120%
Sheldon Hirt	25%	50%	75%
Nikita Shah	25%	50%	75%

The fiscal 2018 combined adjusted EBITDA threshold, target and maximum performance objectives were $312.5 million, $625 million and $937.5 million. Our Company’s fiscal 2018 combined adjusted EBITDA was $584.3 million, or 94% of the target amount.

The 2018 annual performance-based cash incentive program also provides for an individual performance modifier which may adjust up or down from 0% to 150% based on an individual’s performance during the year.

Therefore, as reflected in the non-equity incentive plan compensation column in the summary compensation table below and consistent with our pay for performance philosophy, the named executive officers received the incentive awards set forth below.

	2018 Annual Performance-Based Cash Incentive Compensation

Name	2018 Target Cash Incentive Award	Company Performance Achievement Level	Individual Performance Modifier	Cash Incentive Award
Robert A. Stewart(1)	$1,000,000	94%	106%	$1,000,000
Bryan Reasons	$317,677	94%	100%	$298,616
Paul Bisaro	$750,000	94%	106%	$750,000
Andrew Boyer	$476,684(2)	94%	100%	$448,083(2)
Sheldon Hirt(3)	$211,150	—	—	$—
Nikita Shah	$193,922	94%	125%	$227,859
(1)	Mr. Stewart’s Incentive Award for 2018 was not prorated on the basis of his hire date.

(2)	Mr. Boyer’s Cash Incentive Target Award for 2018 was prorated on the basis of his hire date by Amneal of February 5, 2018.

(3)

Mr. Hirt stepped down from the Company on January 31, 2019 and did not receive cash based incentive compensation for 2018. Pursuant to a separation agreement between the Company and Mr. Hirt, however, Mr. Hirt received, among other things, an amount equal to his target cash incentive award for 2018, which is reflected in the bonus column in the summary compensation table below.

Long-Term Incentive Compensation

Our long-term incentive compensation program is designed to promote a balanced focus on driving performance, retaining talent and aligning the interests of our executives with those of our other stockholders. The 2018 Plan authorizes the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock or cash based awards and dividend equivalent awards to employees, non-employee directors and consultants. For 2018, our long-term incentive compensation program was comprised of two components: restricted stock units and stock options. We grant stock options to incentivize stock price performance as they have value only to the extent that the price of our common stock rises between the grant date and the exercise date, and we grant restricted stock unit awards as a retention tool as they provide the opportunity to receive stock only if the recipient is still employed by us on the date the restrictions lapse. For those named executive officers with employment agreements (as discussed below), the specific ratio of stock options and restricted stock units awarded in 2018 was the result of individual negotiations. For our other named executive officers, in 2018 stock options constituted 67% of the long-term incentive awards and restricted stock units constituted 33% of the long-term incentive awards. Half of Mr. Stewart’s restricted stock units were granted as a sign on bonus to compensate him for lost compensation from his previous employer and thus his mix of award types is different from the other named executive officers.

The mix of different types of awards was intended to combine the retention and downside risk benefits inherent in restricted stock units with the shareholder-value-creation benefits inherent in stock options, while mitigating the perceived excessive risk that potentially manifests itself through a single type of award approach. Option awards produce value only if the price of the Company’s stock appreciates, and then only to the extent of the excess of the Company’s stock price over the exercise price of the option.

In February 2019, the Compensation Committee added performance-based restricted stock units to the mix of grants that our executive officers receive, and the total value of each executive officer’s equity grants was, for 2019, divided evenly between stock options, restricted stock units and performance restricted stock units.

Subject to adjustment as provided in the plan, the total number of shares of common stock available for awards under the plan is 23,000,000. As of February 28, 2019, 5,092,040 shares of common stock have been issued under the plan since it was originally adopted in 2018 and 17,907,960 shares remain available for issuance.

Annual Stock Option Grants

Our Compensation Committee has made annual and new hire grants of stock options to our named executive officers and certain other members of senior management. The stock options have an exercise price equal to the closing market price of the Company’s Class A Common Stock on the date of grant. In 2018, stock option grants were made in May, following the closing of the Combination. We expect to make future annual stock option grants in March. New hire stock option grants are made within a certain amount of time after commencement of employment. The stock options vest in four equal installments on the first, second, third and fourth anniversary of the date of grant, subject to cancellation or acceleration as provided in the individual stock option agreements. The number of stock options granted to each executive officer and senior manager is based upon the grant date fair value of the stock options.

Other Compensation and Benefits

Benefits offered to our named executive officers serve a different purpose than do the other elements of total compensation. In general, they are provided for the convenience of the Company or are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to our named executive officers are the same as those offered to the general employee population, except for the car service provided to our Chief Executive Officer, which is reflected in the “all other compensation” column in the summary compensation table below.

The following table sets forth the grant date fair market value of stock options granted in 2018 for each of the named executive officers:

Name	Grant Date Fair Value of 2018 Option Grant
Robert A. Stewart	$5,000,001
Bryan Reasons	$1,000,002
Paul Bisaro	$2,999,997
Andrew Boyer	$2,000,003
Sheldon Hirt	$533,332
Nikita Shah	$533,332

Restricted Stock Unit Awards

Our Compensation Committee has made annual and new hire grants of restricted stock unit awards to our named executive officers and certain other members of senior management. In 2018, restricted stock unit grants were made in May, following the closing of the Combination. We expect to make future annual restricted stock unit grants in March. New hire restricted stock unit awards are made within a certain amount of time after commencement of employment. The restricted stock unit awards vest in four equal installments on the first, second, third and fourth anniversary of the grant date, subject to cancellation or acceleration as provided in the individual restricted stock unit award agreements. The number of restricted stock unit awards granted to each executive officer and senior manager is based upon the grant date fair value of the restricted stock units.

The following table sets forth the grant date fair market value of restricted stock unit awards granted in 2018 for each of the named executive officers:

Name	Grant Date Fair Value of 2018 RSU Awards
Robert A. Stewart	$4,999,996
Bryan Reasons	$499,998
Paul Bisaro	$1,499,994
Andrew Boyer	$999,996
Sheldon Hirt	$266,668
Nikita Shah	$266,668

Under the Company’s 401(k) plan, the Company makes a 100% matching contribution with respect to each participant’s elective contributions, up to 5% of such participant’s compensation (provided that for fiscal 2018, matching contributions were based only on the first $275,000 of such participant’s compensation). Matching contributions become fully vested after 3 years of employment with the Company.

The Company also has a deferred compensation plan for certain former executives and employees of Impax, some of whom are currently employed by the Company. In December 2018, we announced that we will no longer accept contributions from employees or make matching contributions for the deferred compensation plan. Of our named executive officers, only Mr. Reasons participated in the deferred compensation plan.

Chief Executive Officer Compensation

The Board remains responsible for reviewing and approving the corporate goals and objectives relevant to our Chief Executive Officer’s compensation and evaluating our Chief Executive Officer’s performance in light of those goals and objectives. Mr. Stewart served as our President and Chief Executive Officer from the Company’s inception in May 2018 until August 2, 2019, when Mr. Stewart resigned as the Company’s President and Chief Executive Officer and as a member of the Board. Mr. Stewart’s compensation during fiscal 2018 was based upon his employment agreement and the other factors set forth above under “Components of Executive Compensation.”

Accounting and Tax Considerations

Financial reporting and income tax consequences to our Company of individual compensation elements are important considerations for our Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of maintaining a fair, reasonable and competitive compensation package for our named executive officers with enabling the deductibility of compensation.

Executive Compensation Clawback Policy

We do not currently have an executive compensation clawback policy. However, the Compensation Committee plans to adopt a clawback policy after the SEC issues final rules implementing the clawback provisions set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act. As of the end of 2018, the SEC had not yet issued final rules.

Stock Ownership Guidelines for Executive Officers

In order to further align the interests of our management with the interests of our stockholders, we require our executive officers to own our stock as set forth below.

Position	Minimum Ownership Guideline
Chief Executive Officer	6x base salary
Executive Chairman	6x base salary
Other Executive Officers	2x base salary

We adopted our stock ownership guidelines in May 2018, and we expect our executive officers to be able to achieve the required ownership thresholds by five years from the date of adoption of the guidelines. Newly appointed officers will have five years from the date they became subject to the stock ownership guidelines to comply with them. For the purpose of determining stock ownership levels, we include shares underlying restricted stock and restricted stock units (whether or not vested) and shares underlying “in-the-money” vested stock option awards.

Anti-Hedging Policy

To prevent speculation or hedging, our insider trading policy prohibits our named executive officers (and our directors and all other employees) from engaging in short sales of our Company’s stock. Company policy also prohibits our directors, executive officers and certain other employees from purchasing or selling any financial instrument that is designed to hedge or offset any decrease in the market value of our Company’s stock, including prepaid variable forward contracts, equity swaps, collars and other derivative securities that are directly linked to our Company’s stock. All other employees are discouraged from entering into hedging transactions related to Company stock.

Summary Compensation Table

The following table shows the compensation of our named executive officers for the periods presented. For Messrs. Stewart, Boyer and Hirt and Ms. Shah, we report compensation from the completion of the Combination to the end of 2018. For Messrs. Bisaro and Reasons, because they were named executive officers in our previous SEC filings that required compensation disclosure, we report compensation for periods prior to the completion of the Combination.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non- Equity Incentive Plan Compensation ($)		All Other Compensation(2) ($)	Total ($)
Robert A. Stewart	2018	634,615	(3)			4,999,996	5,000,001	1,000,000		49,193	11,683,805
Former President and Chief Executive Officer
Bryan Reasons	2018	528,286	(5)			499,998	1,000,002	298,616		37,369	2,364,271
Former Senior Vice President and	2017	512,712				217,593	251,151	283,119		49,459	1,314,034
Chief Financial Officer	2016	496,620				868,780	826,545	—		56,579	2,248,524
Paul Bisaro	2018	802,885	(4)			1,499,994	2,999,997	750,000		13,148	6,066,025
Executive Chairman, Former President and Chief Executive Officer	2017	621,154				—	5,287,000	624,358		—	6,532,512
Andrew Boyer	2018	412,500	(6)			999,996	2,000,003	448,083	(7)	924	3,861,506
Executive Vice President, Commercial Operations
Sheldon Hirt	2018	267,998	(8)	211,150	(9)	266,668	533,332	—		13,277	1,292,425
Former Senior Vice President, General Counsel and Corporate Secretary
Nikita Shah	2018	246,132	(10)			266,668	533,332	227,859		11,359	1,285,349
Senior Vice President, Chief Human Resources Officer

(1)

These amounts reflect the aggregate grant date fair value of each option award and stock award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 20 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	The amounts shown in this column for 2018 consist of the following components:

Name	Company 401(k) Match ($)	Life and Disability Insurance Premiums Paid by Company ($)	Company Nonqualified Deferred Compensation Plan Match ($)	Cost for personal use of Driver and Company Car ($)	Imputed Income for personal use of Driver and Company Car ($)	Total ($)
Robert A. Stewart	12,269	924	—	19,800	16,200	49,193
Bryan Reasons	6,115	600	30,654	—	—	37,369
Paul Bisaro	12,548	600	—	—	—	13,148
Andrew Boyer	—	924	—	—	—	924
Sheldon Hirt	12,269	1,008	—	—	—	13,277
Nikita Shah	10,351	1,008	—	—	—	11,359
(3)	Represents Mr. Stewart’s salary from the closing of the Combination through December 31, 2018.

(4)	Represents Mr. Bisaro’s salary from January 1, 2018 through December 31, 2018.

(5)	Represents Mr. Reasons’ salary from January 1, 2018 through December 31, 2018.

(6)	Represents Mr. Boyer’s salary from the closing of the Combination through December 31, 2018.

(7)	Pro-rated based on hire date by Amneal.

(8)	Represents Mr. Hirt’s salary from the closing of the Combination through December 31, 2018.

(9)

Represents Mr. Hirt’s target annual bonus equal to fifty percent of his annual base salary. Mr. Hirt stepped down from the Company in January 2019 and this amount was paid pursuant to a separation agreement between the Company and Mr. Hirt.

(10)	Represents Ms. Shah’s salary from the closing of the Combination through December 31, 2018.

Grants of Plan Based Awards in 2018

The following table sets forth information about non-equity and equity awards granted to the named executive officers in fiscal 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)
Robert A. Stewart
2018 Annual Cash Incentive Plan		500,000	1,000,000		1,500,000
2018 RSU Grant	May 7, 2018					333,111			4,999,996
2018 Stock Option Grant	May 7, 2018						681,199	15.01	5,000,001
Bryan Reasons
2018 Annual Cash Incentive Plan		158,838	317,677		476,515
2018 RSU Grant	May 7, 2018					33,311			499,998
2018 Stock Option Grant	May 7, 2018						136,240	15.01	1,000,002
Paul Bisaro
2018 Annual Cash Incentive Plan		375,000	750,000		1,125,000
2018 RSU Grant	May 7, 2018					99,933			1,499,994
2018 Stock Option Grant	May 7, 2018						408,719	15.01	2,999,997
Andrew Boyer
2018 Annual Cash Incentive Plan		238,342	476,684	(4)	715,026
2018 RSU Grant	May 7, 2018					66,622			999,996
2018 Stock Option Grant	May 7, 2018						272,480	15.01	2,000,003
Sheldon Hirt
2018 Annual Cash Incentive Plan		105,575	211,150		316,725
2018 RSU Grant	May 7, 2018					17,766			266,668
2018 Stock Option Grant	May 7, 2018						72,661	15.01	533,332
Nikita Shah
2018 Annual Cash Incentive Plan		96,961	193,922		290,884
2018 RSU Grant	May 7, 2018					17,766			266,668
2018 Stock Option Grant	May 7, 2018						72,661	15.01	533,332

(1)

The amounts shown in these columns reflect the corporate performance targets under our annual performance based cash incentive plan. “Threshold” equals 50% of Target, “Target” equals 100% and “Maximum” equals 150% of target.

(2)

The number of shares shown reflects the 2018 restricted stock unit awards under the 2018 Plan. The restricted stock unit awards made in 2018 vest in four equal installments on the first, second, third and fourth anniversary of the date of grant, assuming continued employment.

(3)

These amounts reflect the aggregate grant date fair value of each option award and stock award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 20 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(4)	Prorated based on hire date by Amneal.

Outstanding Equity Awards at December 31, 2018

	Option Awards						Stock Awards
Name	Number of Securities Underlying Options that are Exercisable (#)		Number of Securities Underlying Options that are Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Robert A. Stewart	—		681,199	(2)	15.01	5/7/28	333,111	(3)	4,506,992
Bryan Reasons	—		136,240	(2)	15.01	5/7/28	33,311	(3)	450,698
	52,000	(4)			17.99	5/15/23
	55,000	(4)			25.24	5/14/24
	47,500	(4)			40.70	2/26/25
	63,095	(4)			33.27	2/26/26
	56,232	(4)			9.35	3/2/27
Paul Bisaro	—		408,719	(2)	15.01	5/7/28	99,933	(3)	1,352,093
	850,000	(4)			12.70	3/27/27
Andrew Boyer	—		272,480	(2)	15.01	5/7/28	66,622	(3)	901,396
Sheldon Hirt	—		72,661	(2)	15.01	5/7/28	17,766	(3)	240,374
Nikita Shah	—		72,661	(2)	15.01	5/7/28	17,766	(3)	240,374

(1)	Based on the closing price of our Class A common stock of $13.53 on December 31, 2018, the last trading day of the year.

(2)

Stock options vest in four equal installments on May 7, 2019, May 7, 2020, May 7, 2021 and May 7, 2022. All unvested stock options held by Mr. Hirt and Mr. Reasons were forfeited upon their separation from the Company in January and February 2019, respectively.

(3)

Restricted stock units vest in four equal installments on May 7, 2019, May 7, 2020, May 7, 2021 and May 7, 2022. All restricted stock units held by Mr. Hirt and Mr. Reasons were forfeited upon their separation from the Company in January and February 2019, respectively.

(4)	Exercisable options held by Mr. Bisaro and Mr. Reasons were granted by Impax prior to the Combination and assumed by the Company pursuant to the Combination.

Nonqualified Deferred Compensation for 2018

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance a Last FY ($)
Robert A. Stewart	—	—	—	—	—
Bryan Reasons	61,308	30,654	(70,026)	—	879,961
Paul Bisaro	—	—	—	—	—
Andrew Boyer	—	—	—	—	—
Sheldon Hirt	—	—	—	—	—
Nikita Shah	—	—	—	—	—

The Company has a deferred compensation plan for certain former executives and employees of Impax, some of whom are currently employed by the Company. In December 2018, the Company announced that it will no longer accept contributions from employees or make matching contributions for the deferred compensation plan. Of the named executive officers, only Mr. Reasons, who stepped down from the Company in February 2019, participated in the non-qualified deferred compensation plan.

The Company’s non-qualified deferred compensation plan permitted highly compensated individuals to receive a similar level of benefits (in terms of the overall percentage of their income eligible for tax deferral and employer matching contributions) as were available to employees with lower levels of income. Each participant could defer up to 75% of the participant’s base salary and up to 100% of the amount of the participant’s bonus or cash incentive awards. The Company made a matching contribution for each participant equal to 50% of the participant’s contribution up to 10% of base salary and bonus and cash incentive awards per year. A participant’s account was notionally invested in one or more investment funds and the value of the account was determined with respect to such investment allocations. Participants were fully vested in their contributions when made. The Company’s matching contributions vested depending on the number of years of service, with participants being fully vested after five years of service. No contributions were forfeited as a result of a separation due to death, disability, termination of the plan or a change in control.

Benefits attributable to a participant were valued as if they were invested in one or more investment funds, as directed by participants in writing. The investment funds and their annual rates of return for the fiscal year ended December 31, 2018 are contained in the table below. Participants could change their selection of investment funds from time to time in writing in accordance with the procedure established by the plan administrator. Changes took effect as soon as administratively practicable.

Valuation Fund	Rate of Return in 2018
Fidelity VIP Money Market	1.42%
MFS/Sun Life Govt. Securities	0.47%
PIMCO Total Return	-0.53%
MFS VIT I Total Return	-5.61%
MFS VIT I Value Series Initial	-10.09%
Dreyfus Stock Index	-4.63%
T. Rowe Price Blue Chip Growth	1.92%
AllianceBernstein Small/Mid Cap Val	-15.03%
Fidelity VIP Mid Cap	-14.54%
Delaware VIP Small Cap Value	-16.72%
AllianceBernstein Internal Value	-22.79%

If a participant terminated his or her employment for any reason, including death, Impax would pay the participant an amount equal to the value of the vested balance credited to the participant’s plan account. If the participant died, the balance of that account would be paid to one or more beneficiaries designated by the participant.

Management Employment Agreements

We have entered into employment agreements with Robert A. Stewart, Bryan Reasons, Paul Bisaro and Andrew Boyer.

Robert A. Stewart

Robert A. Stewart is party to an Employment Agreement dated as of December 16, 2017, by and among Amneal, the Company and Mr. Stewart (the “Stewart Employment Agreement”).

The initial term of the Stewart Employment Agreement began on January 25, 2018 and expires on the third anniversary of such date, unless further extended or earlier terminated as provided in the Stewart Employment Agreement. The Stewart Employment Agreement automatically renews for single one-year periods unless either party provides a written notice of non-renewal at least 90 days prior to the end of the applicable term or unless it is terminated earlier.

Under the Stewart Employment Agreement, Mr. Stewart receives an annual base salary of at least $1.0 million. Mr. Stewart is also eligible to receive an annual bonus targeted at 100% of his base salary under the annual bonus program, and such amount may be between zero and 150% of Mr. Stewart’s base salary.

As provided under the Stewart Employment Agreement, following the closing of the Combination, the Company granted to Mr. Stewart (i) an award of restricted stock units having a grant date fair value equal to $2.5 million (the “Sign-on RSUs”); (ii) an option to purchase the number of shares of the Company’s Class A common stock necessary for the option to have a grant date fair value of $5.0 million (the “Stewart Option”); and (iii) an award of restricted stock units having a grant date fair value equal to $2.5 million (the “Additional RSUs” and with the Sign-on RSUs, the “Stewart RSUs”).

Severance

The Stewart Employment Agreement provides for severance payments and benefits if (i) Mr. Stewart resigns for “good reason” (as defined in the Stewart Employment Agreement) or (ii) the Board terminates Mr. Stewart’s employment without “cause” (as defined in the Stewart Employment Agreement), in each case other than during the period that is within three months preceding or 24 months following a “change in control” (as defined in the Stewart Employment Agreement). In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) two times his base salary as then in effect; (B) a pro rata portion of his annual bonus for the fiscal year in which the termination occurs, based on actual performance for such fiscal year; (C) continuation of healthcare benefits until the second anniversary of his termination date; (D) the vesting and if applicable, exercisability of each outstanding equity award granted to Mr. Stewart will be accelerated to the extent such equity award would have vested had Mr. Stewart’s employment continued until the first anniversary of his termination date; and (E) outplacement services by a reputable national outplacement service for up to two years following his termination date.

Severance Upon a Change in Control

The Stewart Employment Agreement also provides for severance payments and benefits if (i) Mr. Stewart resigns for good reason, (ii) the Amneal Board terminates Mr. Stewart’s employment without cause or (iii) Mr. Stewart’s employment terminates by reason of death or disability (as defined in the Stewart Employment Agreement), in each case within three months preceding or 24 months following a change in control. In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) the sum of (x) two times his base salary as then in effect plus (y) two times his target annual bonus as then in effect; (B) a pro rata portion of his annual bonus for the fiscal year in which the termination occurs, based on actual performance for such fiscal year; (C) continuation of healthcare benefits until the second anniversary of his termination date; (D) the vesting and if applicable, exercisability of each equity award granted to Mr. Stewart will be fully accelerated; and (E) outplacement services by a reputable national outplacement service for up to two years following his termination date.

The Stewart Employment Agreement requires Mr. Stewart to maintain the confidentiality of information relating to the Company, as applicable, during and after the term of such agreement and also contains non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of employment agreement.

Bryan M. Reasons

Bryan Reasons is party to an Employment Agreement dated as of December 12, 2012, by and among Impax and Mr. Reasons, as amended (the “Reasons Employment Agreement”). The Reasons Employment Agreement automatically renews for a one-year period unless either party provides at least 90 days written notice of non-renewal prior to the end of the applicable term or unless it is terminated earlier.

The Reasons Employment Agreement provides for (i) an annual base salary of at least $385,000; (ii) participation in the Company’s annual cash incentive bonus program; (iii) grants of stock options and restricted stock in an amount and on the terms determined by the Compensation Committee of the Board; and (iv) other compensation that may be awarded by the Board or the Compensation Committee of the Board.

Severance

The Reasons Employment Agreement provides for severance payments and benefits if (i) the Company terminates Mr. Reasons’ employment without “cause” (as defined in the Reasons Employment Agreement) or (ii) Mr. Reasons resigns for “good reason” (as defined in the Reasons Employment Agreement), of (A) the sum of (x) the balance of the base salary due under the Reasons Employment Agreement or one and one half times his base salary as then in effect, whichever is greater, plus (y) an amount equal to one and one half times the average of the annual cash bonus awards received by Mr. Reasons for all fiscal years during the term of the Reasons Employment Agreement; (B) a pro rata portion of his cash bonus award for the fiscal year in which the termination occurs; (C) continuation of healthcare benefits for 24 months from the termination date; and (D) acceleration by 12 months of all of Mr. Reasons’ unvested stock options and restricted stock, with such stock options remaining exercisable for 12 months following his termination date.

Severance Upon a Change in Control

The Reasons Employment Agreement also provides for severance payments and benefits if (a) Mr. Reasons resigns for good reason within 60 days preceding or 12 months following a “change in control” (as defined in the Reasons Employment Agreement), (b) the Company terminates Mr. Reasons’ employment without cause within 60 days preceding or 12 months following the change in control or (c) the employment term expires or is not renewed by the Company and Mr. Reasons’ employment is then terminated without cause within 12 months following the change in control, of (1) the sum of (x) the balance of the base salary due under the Employment Agreement or two and one quarter times his base salary as then in effect, whichever is greater, plus (y) an amount equal to two and one quarter times the average of the annual cash bonus awards received by Mr. Reasons for all fiscal years during the term of the Reasons Employment Agreement; (2) a pro rata portion of his cash bonus award for the fiscal year in which the termination occurs; (3) continuation of benefits for 24 months from the termination date; and (4) acceleration of all of Mr. Reasons’ unvested stock options and restricted stock, with such stock options remaining exercisable for 12 months following his termination date.

The Reasons Employment Agreement requires Mr. Reasons to maintain the confidentiality of information relating to the Company during and after the term of such agreement and also contains non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of Employment Agreement.

Separation Agreement

As previously announced, Bryan M. Reasons stepped down from his role as Senior Vice President and Chief Financial Officer of the Company effective as of January 22, 2019. On February 28, 2019, in connection with his termination of employment with the Company as of such date, the Company and Mr. Reasons entered into a separation agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, and in consideration of Mr. Reasons’ execution of a release of claims in favor of the Company and his continued compliance with certain restrictive covenants, Mr. Reasons received or will receive (i) severance payments totaling $1,947,549.70, $374,528.79 of which is payable on May 3, 2019 and the remainder is to be paid in 21 substantially equal installments thereafter on the Company’s regular payroll dates; (ii) a payment of $298,616.23, less payroll deductions and withholdings, on March 8, 2019, which constitutes Mr. Reasons’ annual incentive bonus for fiscal year 2018 based on actual performance for the year, as determined by the Company’s Board, and (iii) additional monthly payments or reimbursement in an amount of the cost of monthly premiums for Mr. Reasons’ and his covered dependents’ coverage under the Company’s group health plans during the period beginning on February 28, 2019 and ending on the earlier of (a) February 28, 2021, (b) the date Mr. Reasons becomes eligible for comparable coverage under another employer’s group health plan(s) or (c) the date Mr. Reasons is no longer eligible for COBRA. The Separation Agreement also provides for the exercisability of Mr. Reasons’ vested options until February 28, 2020.

Paul Bisaro

Paul Bisaro is party to an Employment Agreement dated as of May 4, 2018, by and among Amneal, the Company and Mr. Bisaro (the “Bisaro Employment Agreement”).

The initial term of the Bisaro Employment Agreement began on the closing of the Combination and will expire on the third anniversary of the closing, unless further extended or earlier terminated as provided in the Bisaro Employment Agreement. The Bisaro Employment Agreement automatically renews for single one-year periods unless either party provides a written notice of non-renewal at least 90 days prior to the end of the applicable term or unless it is terminated earlier.

Under the Bisaro Employment Agreement, Mr. Bisaro will receive an annual base salary of at least $750,000. Mr. Bisaro is also eligible to receive an annual bonus targeted at 100% of his base salary under the annual bonus program, and such amount may be between zero and 150% of Mr. Bisaro’s base salary.

As provided under the Bisaro Employment Agreement, following the effective date of the Bisaro Employment Agreement, the Company granted to Mr. Bisaro (i) an option to purchase the number of shares of the Company’s Class A common stock necessary for the option to have a grant date fair value of $3.0 million (the “Initial Bisaro Option”) and (ii) an award of restricted stock units having a grant date fair value equal to $1.5 million (the “Initial Bisaro RSUs”).

Severance

The Bisaro Employment Agreement provides for severance payments and benefits if (i) Mr. Bisaro resigns for “good reason” (as defined in the Bisaro Employment Agreement) or (ii) the Company terminates Mr. Bisaro’s employment without cause (as defined in the Bisaro Employment Agreement), in each case other than during the period that is within three months preceding or 24 months following a change in control (as defined in the Bisaro Employment Agreement). In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) two times his base salary as then in effect; (B) continuation of healthcare benefits until the second anniversary of his termination date; and (C) the vesting and if applicable, exercisability of each outstanding equity award granted to Mr. Bisaro will be accelerated to the extent such equity award would have vested had Mr. Bisaro’s employment continued until the first anniversary of his termination date and each stock option held by Mr. Bisaro will remain exercisable for a period of 12 months following his termination date (or until the original expiration date of the option, if earlier).

The Bisaro Employment Agreement also provides for severance payments and benefits if Mr. Bisaro’s employment terminates as a result of Mr. Bisaro’s death or disability (as defined in the Bisaro Employment Agreement), in each case other than during the period that is within three months preceding or 24 months following a change in control. In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) a prorated annual bonus based on actual performance for the fiscal year during which such termination occurs; (B) accelerated vesting of 100% of the then-unvested restricted stock and restricted stock units previously granted to Mr. Bisaro (or, upon a termination as a result of Mr. Bisaro’s disability, accelerated vesting of 50% of such then-unvested restricted stock and restricted stock units); (C) accelerated vesting and exercisability of the portion of the stock options previously granted to Mr. Bisaro that are scheduled to vest in the calendar year of Mr. Bisaro’s death or disability, as applicable; and (D) solely in the event of a termination as a result of Mr. Bisaro’s disability, continuation of healthcare benefits for six months.

Severance Upon a Change in Control

The Bisaro Employment Agreement also provides for severance payments and benefits if (i) Mr. Bisaro resigns for good reason, (ii) the Company terminates Mr. Bisaro’s employment without cause or (iii) Mr. Bisaro’s employment terminates by reason of death or disability, in each case within three months preceding or 24 months following a change in control. In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) the sum of (x) two times his base salary as then in effect plus (y) an amount equal to two times his target annual bonus as then in effect; (B) continuation of healthcare benefits until the second anniversary of his termination date; and (C) the vesting and if applicable, exercisability of each equity award granted to Mr. Bisaro will be fully accelerated and each stock option held by Mr. Bisaro will remain exercisable for a period of 12 months following his termination date (or until the original expiration date of the option, if earlier).

The Bisaro Employment Agreement requires Mr. Bisaro to maintain the confidentiality of information relating to the Company during and after the term of such agreement and also contains non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of employment agreement.

Andrew Boyer

Andrew Boyer is party to an Employment Agreement, effective as of February 5, 2018, by and among Amneal, Amneal Holdings, LLC and Mr. Boyer (the “Boyer Employment Agreement”).

The initial term of the Boyer Employment Agreement began on February 5, 2018 and expires on June 30, 2021, unless further extended or earlier terminated as provided in the Boyer Employment Agreement. The Boyer Employment Agreement automatically renews for single one-year periods unless either party provides a written notice of non-renewal at least 90 days prior to the end of the applicable term or unless it is terminated earlier.

Under the Boyer Employment Agreement, Mr. Boyer receives an annual base salary of at least $650,000. Mr. Boyer is also eligible to receive an annual bonus targeted at 80% of his base salary under the annual bonus program, and such amount may be between zero and 150% of Mr. Boyer’s base salary.

As provided under the Boyer Employment Agreement, following the closing of the Combination, the Company granted to Mr. Boyer (i) an award of restricted stock units having a grant date fair value equal to $1.0 million (the “Boyer RSUs”) and (ii) an option to purchase the number of shares of the Company’s Class A common stock necessary for the option to have a grant date fair value of $2.0 million (the “Boyer Option”).

Severance

The Boyer Employment Agreement provides for severance payments and benefits if (i) Mr. Boyer resigns for “good reason” (as defined in the Boyer Employment Agreement) or (ii) the Board terminates Mr. Boyer’s employment without “cause” (as defined in the Boyer Employment Agreement), in each case other than during the period that is within three months preceding or 24 months following a “change in control” (as defined in the Boyer Employment Agreement). In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) two times his base salary as then in effect; (B) a pro rata portion of his annual bonus for the fiscal year in which the termination occurs, based on actual performance for such fiscal year, and the prior year’s bonus to the extent not then already paid (based on the higher of target or actual performance of the relevant goals); (C) continuation of healthcare benefits until the second anniversary of his termination date; (D) the vesting and if applicable, exercisability of each outstanding equity award granted to Mr. Boyer will be accelerated to the extent such equity award would have vested had Mr. Boyer’s employment continued until the first anniversary of his termination date (and, to the extent applicable, each outstanding equity award granted to Mr. Boyer will remain exercisable until the first anniversary of his termination date); and (E) outplacement services by a reputable national outplacement service for up to two years following his termination date.

Severance Upon a Change in Control

The Boyer Employment Agreement also provides for severance payments and benefits if (i) Mr. Boyer resigns for good reason, (ii) the Board terminates Mr. Boyer’s employment without cause or (iii) Mr. Boyer’s employment terminates by reason of death or disability (as defined in the Boyer Employment Agreement), in each case within three months preceding or 24 months following a change in control. In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) the sum of (x) two times his base salary as then in effect plus (y) two times his target annual bonus as then in effect; (B) a pro rata portion of his annual bonus for the fiscal year in which the termination occurs, based on actual performance for such fiscal year, and the prior year’s bonus to the extent not then already paid (based on the higher of target or actual performance of the relevant goals); (C) continuation of healthcare benefits until the second anniversary of his termination date; (D) the vesting and if applicable, exercisability of each equity award granted to Mr. Boyer will be fully accelerated (and, to the extent applicable, each outstanding equity award granted to Mr. Boyer will remain exercisable until the first anniversary of his termination date); and (E) outplacement services by a reputable national outplacement service for up to two years following his termination date.

The Boyer Employment Agreement requires Mr. Boyer to maintain the confidentiality of information relating to the Company during and after the term of such agreement and also contains non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of employment agreement.

Potential Payments Upon Termination or Change in Control

To enable us to offer a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our executive officers.

In addition to the employment agreements between the Company and certain of our named executive officers, discussed above, the Company has a severance plan that provides for severance benefits to our employees (the “Severance Plan”). Under the Severance Plan, in the event of a participant’s termination of employment without cause (as defined in the Severance Plan) or for good reason (as defined in the Severance Plan), in either case on or within 12 months after the date of the completion of the Combination, the participant will be eligible to receive up to a maximum of (depending on his or her position) (i) a lump sum payment of 52 weeks of his or her base pay, (ii) his or her annual target bonus, (iii) partially subsidized COBRA premiums for 52 weeks and (iv) outplacement services for 26 weeks.

Moreover, from time to time, we may explore potential transactions that could result in a change in control of our Company. We believe that when a transaction is perceived as imminent, or is taking place, we should be able to receive and rely on the disinterested service of our executive officers, without them being distracted or concerned by the personal uncertainties and risks associated with such a situation. We further believe that our stockholders are best served if their interests are aligned with the interests of our executives, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential transactions that may enhance the value of our stockholders’ investments. Consistent with this, we provide change-in-control benefits to our named executive officers only if the officer’s employment terminates in connection with the change in control (often referred to as “double-trigger” change-in-control benefits).

The estimated severance and other benefits for each named executive officer, either pursuant to the Severance Plan or an applicable employment agreement, in the event of a termination of employment are set forth below. The amounts assume that the termination was effective as of December 31, 2018 (the last business day of fiscal 2018) and thus are based upon amounts earned through such date and are only estimates of the amounts that would actually be paid to such named executive officers upon their termination. Since many factors (e.g., the time of year when the event occurs, the Company’s stock price) could affect the nature and amount of benefits a named executive officer could potentially receive, any amounts paid or distributed upon a future termination may be different from those shown in the table below. The amounts shown are in addition to benefits generally available to salaried employees.

Name	Benefit	Without Cause or for Good Reason Termination	Without Cause, for Good Reason, Death or Disability Termination in Connection with a Change in Control	Termination for Death	Termination for Disability
Robert A. Stewart	Cash	$3,000,000	$5,000,000
	Accelerated Vesting of Stock Options(1)	$—	$—
	Accelerated Vesting of RSUs(2)	$1,126,738	$4,506,992
	Health Care	$53,674	$53,674
	TOTAL	$4,180,412	$9,560,666
Bryan Reasons(3)	Cash	$1,596,983	$2,246,166
	Accelerated Vesting of Stock Options
	Accelerated Vesting of RSUs
	Health Care	$53,674	$53,674
	TOTAL	$1,650,657	$2,299,840

Name	Benefit	Without Cause or for Good Reason Termination	Without Cause, for Good Reason, Death or Disability Termination in Connection with a Change in Control	Termination for Death	Termination for Disability
Paul Bisaro	Cash	$1,500,000	$3,000,000	$750,000	$750,000
	Accelerated Vesting of Stock Options(1)	$—	$—
	Accelerated Vesting of RSUs(2)	$338,020	$1,352,093	$1,352,093	$676,047
	Health Care
	TOTAL	$1,838,020	$4,352,093	$2,102,093	$1,426,047
Andrew Boyer	Cash	$1,748,083	$2,788,084
	Accelerated Vesting of Stock Options(1)	$—	$—
	Accelerated Vesting of RSUs(2)	$225,342	$901,396
	Health Care	$53,674	$53,674
	TOTAL	$2,027,099	$3,743,154
Sheldon Hirt(4)	Cash	$633,450	$633,450
	Accelerated Vesting of Stock Options
	Accelerated Vesting of RSUs
	Health Care	$26,833	$26,833
	TOTAL	$660,283	$660,283
Nikita Shah	Cash	$581,768	$581,768
	Accelerated Vesting of Stock Options
	Accelerated Vesting of RSUs
	Health Care	$17,624	$17,624
	TOTAL	$599,392	$599,392
(1)

No value is listed for accelerated vesting of options because all of the unvested options held by the named executive officers were granted with exercise prices greater than the closing market price of our Class A common stock on December 31, 2018.

(2)

Includes unvested restricted stock units that would accelerate in connection with the applicable termination event valued based on the closing price of our Class A common stock on December 31, 2018, which was $13.53.

(3)	Mr. Reasons stepped down from the Company in February 2019.

(4)

Mr. Hirt stepped down from the Company in January 2019. Pursuant to a separation agreement between Mr. Hirt and the Company, Mr. Hirt received, among other things, an amount equal to $60,000, which was intended by the parties to compensate Mr. Hirt for the portion of his RSUs that would have vested in May 2019.

Release

The obligation of the Company to provide the salary continuation and other severance benefits described above is contingent upon and subject to the execution and delivery by the executive officer of a general release of claims against the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or was during fiscal 2018 or at any time prior thereto, an officer or employee of our Company or any of our subsidiaries. In addition, none of the executive officers of our Company currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on our Board or Compensation Committee.

Report of the Compensation Committee

The Compensation Committee of the Board has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the committee recommended to our Board that the Compensation Discussion and Analysis be included in the 2019 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. This report is provided by the following directors, who comprised the committee as of the filing of the 2019 Proxy Statement.

Compensation Committee:

Ted Nark (Chair)

Janet S. Vergis

Robert L. Burr

Gautam Patel

DIRECTOR COMPENSATION

All of the information contained in this section generally relates to 2018 compensation and was included in the 2019 Proxy Statement. Subsequent to the filing of the 2019 Proxy Statement, on August 5, 2019, the Company named Chirag and Chintu Patel, co-founders of the Company and Co-Chairmen of the Board, as Co-Chief Executive Officers, appointed Chirag Patel as President, and appointed Paul M. Meister, Chief Executive Officer of Liberty Lane Partners, LLC, to the Board and as the Board’s independent Chairman, and each of Robert L. Burr, Dharmendra “DJ” Rama and Janet S. Vergis resigned as directors.

Each of our non-employee directors receives an annual fee payable in cash. In addition, so that our non-employee directors have an ownership interest aligned with our stockholders, each non-employee director also receives an annual grant of stock options and restricted stock units. Board members also receive an initial equity grant when they join the Board. Members of our Board committees receive an additional annual fee for each committee on which they serve, other than the Integration Committee. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at Board and committee meetings. The compensation of our non-employee directors was reviewed by our independent compensation consultant in May 2018.

Our director compensation program is summarized in the table below.

Compensation Element	2018 Compensation
Annual Fee – Lead Independent Director (cash)	$110,000
Annual Fee – Other Members (cash)	$75,000
General Board Service Fee – Equity
Targeted value of initial stock option grant	$184,250
Targeted value of initial restricted stock unit grant	$90,750
Targeted value of stock options granted annually	$184,250
Targeted value of restricted stock units granted annually	$90,750
Vesting Schedule	1 year cliff vesting
Additional Fees for Committee Service – Cash
Audit Committee (Chair/Member)	$25,000/$15,000
Compensation Committee (Chair/Member)	$20,000/$10,000
Nom. & Corp. Gov. Com. (Chair/Member)	$15,000/$7,500
Integration Committee (Chair/Member)	Nothing additional
Conflicts Committee (Chair/Member)	$15,000/$7,500

During fiscal 2018, our non-employee directors at the time received the following compensation:

Name(1)	Fees Earned or Paid in Cash(2)	RSU Awards	Option Awards	Total
Emily Peterson Alva	$ 60,000	$91,667	$183,333	$335,000
J. Kevin Buchi	$ 70,000	$91,667	$183,333	$345,000
Robert L. Burr	$ 95,000	$91,667	$183,333	$370,000
Jean Selden Greene	$ 55,000	$91,667	$183,333	$330,000
Ted Nark	$ 63,333	$91,667	$183,333	$338,333
Chintu Patel	$ 50,000	$91,667	$183,333	$325,000
Chirag Patel	$ 50,000	$91,667	$183,333	$325,000
Gautam Patel	$ 56,667	$91,667	$183,333	$331,667
Dharmendra Rama	$ 55,000	$91,667	$183,333	$330,000
Peter R. Terreri	$ 71,667	$91,667	$183,333	$346,667
Janet S. Vergis	$ 66,667	$91,667	$183,333	$341,667
(1)

On August 2, 2019, the Board appointed Paul M. Meister as a director, Messrs. Chintu and Chirag Patel were appointed Co-Chief Executive Officers, and Messrs. Burr and Rama and Ms. Vergis resigned as directors.

(2)	Amounts have been pro-rated to reflect fees earned from the completion of the Combination to the end of 2018.

Employee directors do not receive any separate compensation for their Board activities.

In order to further align the interests of our non-employee directors with the interests of our stockholders, we require our non-employee directors to own our stock as set forth below.

Position	Minimum Ownership Guideline
Non-employee directors	3x annual cash retainer

We adopted our stock ownership guidelines in May 2018, and we expect our non-employee directors to be able to achieve the required ownership thresholds by five years from the date of adoption of the guidelines. Newly elected directors will have five years from the date they became subject to the stock ownership guidelines to comply with them. For the purpose of determining stock ownership levels, we include shares underlying restricted stock and restricted stock units (whether or not vested) and shares underlying “in-the-money” vested stock option awards.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and as a result file reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Amneal Pharmaceuticals, Inc., that file electronically with the SEC. We also maintain a website at www.amneal.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this Information Statement.

OTHER MATTERS

Other Business

The Board knows of no other matters other than those described in this Information Statement that have been approved or considered by the Majority Stockholders.

Stockholders Sharing an Address

Some brokers, banks and other nominee record holders may be participating in the practice of “householding” information sent to stockholders. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. We will promptly deliver, without charge, a separate copy of this document to you if you so request by writing or calling as follows: Amneal Pharmaceuticals, Inc., Attention: Corporate Secretary, 400 Crossing Boulevard, Bridgewater, NJ 08807; telephone, (908) 947-3120. If you want to receive separate copies of information statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and phone number.